Exhibit 99.2

Contact Information:
May 25, 2006	Thomas J. Jansen
Chief Financial Officer
414-643-2252

FOR IMMEDIATE RELEASE

Rexnord Announces Intent to Launch Cash Tender Offer for Debt Securities and Refinance Existing Credit Facilities

Milwaukee, WI – May 25, 2006 Rexnord Corporation, a leading manufacturer of precision motion technology products, today announced its intent to begin a cash tender offer in the near future to purchase all of its 10.125% Senior Subordinated Notes due 2012 (the “Notes”), and a related consent solicitation, in conjunction with the announcement that private equity firm Apollo Management has signed an agreement to purchase Rexnord from private equity firm The Carlyle Group. The acquisition of Rexnord by Apollo Management is subject to various regulatory and other conditions and is expected to close in the third calendar quarter of 2006. The tender offer for the Notes and consent solicitation will be conditioned on consummation of the acquisition and subject to other customary terms and conditions. Affiliates of Apollo Management have obtained financing commitments to fund the cash tender offer and refinance the company’s existing senior secured credit facilities.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to the Notes. The tender offer and consent solicitation will be made solely by an Offer to Purchase and Consent Solicitation Statement.

Rexnord is a worldwide manufacturer of highly-engineered precision motion technology products, primarily focused on power transmission. The company manufactures gears, couplings, industrial bearings, flattop chain and modular conveyor belts, a variety of special components, industrial chain and aerospace bearings and seals. Rexnord’s products are used in plants and equipment in a range of industries, including aerospace, aggregates and cement, air handling, construction equipment, chemicals, energy, food and beverage, forest and wood products, mining, material and package handling, marine, natural resource extraction and petrochemical.

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Rexnord Corporation

Headquartered in Milwaukee, Wisconsin, Rexnord is a leading worldwide manufacturer of highly-engineered precision motion technology products, primarily focused on power transmission with approximately 5,800 employees worldwide. Rexnord products are sold around the world by over 300 direct sales representatives through a network of multiple service centers and warehouses backed by hundreds of independent stocking distributors. For more information, visit www.rexnord.com.

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in SEC filings.

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